Exhibit 10.3

Board Member Agreement

THIS BOARD MEMBER AGREEMENT ("Agreement") is made effective the 1st day of October, 2014, by and between Zoned Properties, Inc., a Nevada corporation ("The Company"), and Alex McLaren, an individual resident of the State of Arizona ("The Director").

WHEREAS, the Company is engaged as a lessor of land, facilities and equipment to the medical marijuana industry (the “Business”).

WHEREAS, the Company has established a Board of Directors to assist the Company in its endeavors to manage the Business so as to maximize returns for the Company’s shareholders; and

NOW THEREFORE, in consideration of the mutual promises contained herein, and intending to be legally bound, the parties hereto hereby declare and agree as follows:

1.	Term. The term of this Agreement shall commence on the date hereof (the “Effective Date”), and shall continue until the Director no longer serves on the Company’s Board of Directors (the “Term”), it being understood that the Director shall remain on the Company’s Board of Directors at the discretion of the Company’s shareholders.

2.	Compensation.

a.	Director's Fees. In consideration of the services to be rendered under this Agreement as a member of the Board of Directors and for serving on various committees of the Board of Directors, Director shall receive annual compensation of 10,000 Shares of common stock in ZDPY, payable at the direction of the company in one certificate or every quarter broken down by equal installments. First tranche or complete annual compensation shall be delivered with the first 90 days of the execution of this agreement at the company’s discretion.

i.	If the Director does not complete a full year of service, compensation will be pro-rated based on the term served (Ex. 6 months of service Director will receive 5,000 shares of ZDPY common stock).

b.	Expenses. The Company shall reimburse Director for all reasonable business expenses incurred in the performance of his duties hereunder in accordance with Company's expense reimbursement guidelines.

c.	Indemnification. Company will indemnify and defend Director and hold Director harmless against any liability incurred in the performance of Director’s service on the Board of Directors pursuant to this Agreement (the “Services”) to the fullest extent authorized in Company's Certificate of Incorporation, as amended, bylaws, as amended, applicable law and as provided in any individual indemnification agreements the Company many enter into with the Director. Company has or will in a timely manner purchase Director's and Officer's liability insurance, and Director shall be entitled to the protection of any insurance policies the Company maintains for the benefit of its Directors and Officers against all costs, charges and expenses in connection with any action, suit or proceeding to which he may be made a party by reason of his affiliation with Company, its subsidiaries, or affiliates or Director’s Services hereunder.

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3.	Termination.

a.	Right to Terminate. At any time, Director may be removed as Director as provided in Company's Certificate of Incorporation, as amended, bylaws, as amended, and applicable law. Director may resign as Director as provided in Company's Certificate of Incorporation, as amended, bylaws, as amended, and applicable law. Notwithstanding anything to the contrary contained in or arising from this Agreement or any statements, policies, or practices of Company, neither Director nor Company shall be required to provide any advance notice or any reason or cause for termination of Director's status, except as provided in Company's Certificate of Incorporation, as amended, Company's bylaws, as amended, and applicable law.

b.	Effect of Termination as Director. Upon a termination of Director's status as a Director, this Agreement will terminate; Company shall pay to Director all compensation to which Director is entitled up through the date of termination. Thereafter, all of Company's obligations under this Agreement shall cease.

4.	Non−Disclosure, Ownership of Intellectual Property

a.	Director covenants and undertakes that, during the term of this Agreement and thereafter, absent the Company’s prior written consent, all information, written or oral, relating to the Company, its parents, subsidiaries or affiliates, the Company’s Business or condition (actual or planned), disclosed to him by the Company, or which otherwise became known to him in connection with the performance of the Services (the “Information”), shall be maintained by him in full and absolute confidence, and he shall not use such Information, directly or indirectly, in whole or in part, for his own benefit or any purpose whatsoever except as specifically and explicitly provided hereunder. Director’s undertaking hereunder shall not apply to Information which is in, or becomes part of, the public domain, or which was known by Director before the time of disclosure.

b.	Director agrees and undertakes that, so long as this Agreement is in effect and for a period of one year thereafter, neither he, nor any entity in which he holds a majority of the equity interest or voting control (either directly or through other entities in which he holds a majority of the equity interest or voting control) (each a “Controlled Entity”), shall not engage as a lessor of land, facilities and equipment to the medical marijuana industry (such activities, the “Competing Activities”). The Company acknowledges that Director has ownership interests in or other relationships with entities that are not Controlled Entities (each a “Non−Controlled Entity”), and the restriction in the preceding sentence does not apply to activities of Non−Controlled Entities. However, Director agrees to inform the Company at such time as the Non−Controlled Entity commences Competing Activities, provided that he is aware of the Competing Activities and the disclosure would not violate a non−disclosure agreement with the Non−Controlled Entity.

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5.	Miscellaneous. This Agreement constitutes the entire agreement between the parties with respect to the matters referred to herein, and no other arrangement, understanding or agreement, verbal or otherwise, shall be binding upon the parties hereto. This Agreement may not be assigned by any of the parties hereto, and may not be amended or modified, except by the written consent of both parties hereto. No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof. Headings to Sections herein are for the convenience of the parties only, and are not intended to be or to affect the meaning or interpretation of this Agreement. The Parties shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Parties may have for the breach of this Agreement. In the event that any covenant, condition or other provision contained in this Agreement is held to be invalid, void or illegal by any court of competent jurisdiction, the same shall be deemed severable from the remainder thereof, and shall in no way affect, impair or invalidate any other covenant, condition or other provision therein contained. If such condition, covenant or other provisions shall be deemed invalid due to its scope or breadth, such covenant, condition or other provision shall be deemed valid to the extent permitted by law. All notices required to be delivered under this Agreement shall be effective only if in writing and shall be deemed given when received by the party to whom notice is required to be given and shall be delivered personally, or by registered mail to the addresses set forth above. The parties agree that any suit, action or proceeding between Director (and his attorneys, successors, and assigns) and the Company (and its affiliates, shareholders, directors, officers employees, members, agents, successors, attorneys, and assigns) relating to the Services or the termination of those Services shall be brought in either the United States District Court in an Arizona state court in the county of Maricopa and that the parties shall submit to the jurisdiction of such court. The parties irrevocably waive, to the fullest extent permitted by law, any objection the party may have to the laying of venue for any such suit, action or proceeding brought in such court. If any one or more provisions of this section shall for any reason be held invalid or unenforceable, it is the specific intent of the parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable. This Agreement shall be construed and interpreted in accordance with the laws of the State of Arizona.

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IN WITNESS WHEREOF, the undersigned do hereby execute this Consent to Action to be effective as of October 1, 2014.

Company		Director

By	/s/ Bryan McLaren	By	/s/ Alex McLaren
	Bryan McLaren		Alex McLaren
	Chief Executive Officer		Director
	October 1, 2014		October 1, 2014

Zoned Properties, Inc. 16624 N. 90th Street, Suite #101 Scottsdale, AZ 85260 (877) 360-8839	Alex McLaren 5568 E. Sheena Dr. Scottsdale, Arizona 85254 (602) 787-0795

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